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                                                                     EXHIBIT 5.1

     (713) 758-2222                                        (713) 758-2346

                                 March 7, 1997


Lomak Petroleum, Inc.
500 Throckmorton Street
Fort Worth, Texas 76102

Ladies and Gentlemen:

         We have acted as counsel to Lomak Petroleum, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement"), relating to the proposed offer and sale by the Company of up to an aggregate of 4,600,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), and $125,000,000 aggregate principal amount of __% Senior Subordinated Notes due 2007 (the "Notes"). In such capacity, we are passing on certain legal matters in connection with the registration of the sale of the Shares and the Notes. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

         In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

         Based upon the foregoing examination and review, we are of the opinion that:

         (i) The Shares will, upon issuance and delivery against payment therefor, be duly and validly authorized and legally issued, fully paid and nonassessable;

         (ii) The Notes have been duly authorized for issuance, and when executed by the Company, authenticated by the Trustee and delivered and sold in accordance with the provisions of the Registration Statement, will be legally issued and binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

         (iii) Each Guarantee (as defined in the Registration Statement) has been duly authorized by the applicable Subsidiary Guarantor (as defined in the Registration Statement), and when executed and delivered by such Subsidiary Guarantor in accordance with the provisions of the Registration Statement, will constitute a valid and binding agreement of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms,
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Lomak Petroleum, Inc.
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March 7, 1997

                 except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

         The foregoing opinion is limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.



                                                   Very truly yours,



                                                   VINSON & ELKINS L.L.P.